Exhibit 99.1

News Release

For Immediate Release
July 27, 2012

CARROLLTON BANCORP REPORTS SECOND QUARTER AND YEAR TO DATE LOSS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced net losses of $164,804 and $417,268 for the three and six month periods ended June 30, 2012, compared to net losses of $697,358 and $526,063 for the comparable periods in 2011.  Net losses attributable to common stockholders for the three and six month periods ended June 30, 2012 were $301,883 ($0.12 loss per diluted share) and $691,426 ($0.27 loss per diluted share) compared to net losses attributable to common stockholders of $834,437 ($0.32 loss per diluted share) and $800,220 ($0.31 loss per diluted share) for the comparable periods in 2011.

The Company’s pre-tax loss was $289,526 for the quarter ended June 30, 2012 compared to a pre-tax loss of $1.2 million for the quarter ended June 30, 2011.

The improvement in operating results for the quarter, as compared to the same period in 2011, are primarily a result of a $1.0 million decrease in the provision for loan losses, a reduction in securities write downs of $414,000 and a $298,000 improvement in mortgage fee income. These improvements are partially offset by a $345,000 decrease in net interest income, a $305,000 increase in professional fees and a $108,000 increase in costs and write downs associated with foreclosed real estate. The increases in professional fees are associated with legal and investment banking expenses incurred in connection with the planned merger with Jefferson Bancorp, Inc. announced on April 9, 2012.

Nonperforming assets (nonaccrual loans and foreclosed real estate) decreased by 32.6% from $9.9 million at June 30, 2011 to $6.7 million at June 30, 2012. The allowance for loan losses represented 1.86% of outstanding loans as of June 30, 2012 compared to 1.75% at June 30, 2011. The Company experienced net charge-offs of $753,000 for the quarter ended June 30, 2012 as compared to $1.2 million for the same period in 2011.

The Company’s strategy of aggressively managing the size of the balance sheet, continued to benefit capital ratios. The balance sheet reductions over the past 30 months have improved the Company’s regulatory capital ratios even though it has generated no capital growth after accounting for dividends on preferred stock. We continue to believe that the announced agreement to merge with Jefferson Bancorp will, upon completion, create a larger and better capitalized bank which will enable us to pursue opportunities to grow organically and through additional acquisitions.

Noninterest expenses increased by $426,000 for the three month period ended June 30, 2012, compared to the same period in 2011. The quarterly increase resulted from increased mortgage related incentives included in salaries, increased professional fees associated with legal and investment banking costs related to the announced agreement to merge with Jefferson Bancorp, Inc. and an increase in expenses associated with the management and disposal of foreclosed real estate. These increases were somewhat offset by decreases in FDIC assessments, employee benefit costs, utility costs and other costs.

President and Chief Executive Officer Bob Altieri stated, “We continue to aggressively clean up our balance sheet through our normal course of business and in anticipation of the merger with Jefferson Bancorp.  The Company’s non-performing assets continue to see signs of improvement and fortunately we are not experiencing a migration of loans moving to a delinquent status (loans greater than 30 days past due).  As of June 30, 2012 the Company’s delinquency rate was 1.01%, which is at its lowest level in four years. All of the Company’s Other Real Estate Owned (OREO) has been reassessed and appropriate writedowns taken in the second quarter.  As it relates to other divisions of the Company, noninterest income continues to improve led by Electronic Banking Division and our mortgage division, Carrollton Mortgage Services (CMS).  For the six months ended June 30, 2012, noninterest income increased $407,000 compared to the same time last year. CMS continues to grow with total year to date loan originations of $159 million, while maintaining solid margins.  We are optimistic that these levels will continue throughout 2012.”

Total assets as of June 30, 2012 compared to June 30, 2011 reflect a 4.5%, or $16.8 million, decrease to $359.6 million. Gross loans, including loans held for sale, decreased 6.5%, or $20.3 million, from $313.0 million at June 30, 2011 to $292.8 million at June 30, 2012. Investment securities decreased 14.5%, or $4.3 million, to $25.6 million at June 30, 2012 from $30.0 million as of June 30, 2011. This decrease is a result of management’s decision to use cash flow from investments to shrink the balance sheet by reducing high cost borrowings.

Total deposits increased 4.1%, or $12.5 million, to $319.4 million while borrowings decreased $31.2 million from balances at June 30, 2011. The increase in deposits was comprised of a $12.8 million increase in non-interest bearing deposits, a similar $12.8 million increase in interest bearing transaction accounts and a $13.1 million decrease in certificates of deposit. The combined $44.3 million decrease in high cost funding sources is consistent with our strategy of reducing our cost of funds while concentrating on core deposit growth.

Mr. Altieri continued and stated, “We are pleased with the Company’s increased deposit base and continued effort of our employees to focus on our strategic initiative of increasing non-interest bearing deposits.  As of June 30, 2012, non-interest bearing deposits comprise 25.9% of our total deposit base, which is a healthy percentage for a community bank.”

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through its Carrollton Financial Services, Inc. subsidiary, and mortgage services through its Carrollton Mortgage Services division of the Bank.

The statements in this press release regarding the proposed merger with Jefferson Bancorp, Inc. and our expectation that upon the merger with Jefferson Bancorp the merged entity will be better capitalized and in a position to pursue opportunities to grow organically and through additional acquisitions, our statement regarding continued higher levels of non-interest income, and statements regarding our business strategy are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to: (i) the risk that necessary stockholder and regulatory approvals for the merger will not be obtained; (ii) the businesses of Carrollton Bancorp may not be integrated into Jefferson Bancorp successfully or such integration may be more difficult, time-consuming or costly than expected; (iii) expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe; (iv) disruption in the parties’ businesses as a result of the announcement and pendency of the merger; (v) revenues following the merger may be lower than expected; (vi) customer and employee relationships and business operations may be disrupted by the merger; (vii) the ability to complete the merger may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all; (viii) unexpected changes in the housing market or in general economic conditions in our market area and Jefferson Bancorp’s market area; (ix) unexpected changes in market interest rates; (x) the impact of new governmental regulations that might require changes in our and Jefferson Bancorp’s business model; (xi) changes in laws, regulations, policies and guidelines impacting our ability to collect on outstanding loans or otherwise negatively impacting Carrollton Bancorp’s and Jefferson Bancorp’s business; (xiii) changes in competitive, governmental, regulatory, technological and other factors that may affect Carrollton Bancorp or Jefferson Bancorp specifically or the banking industry generally; and (xiv) other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Results of Operations
Net interest income	3,273,160	3,617,833	(9.53%)	6,633,295	7,043,353	(5.82%)
Provision for loan losses	435,161	1,427,601	(69.52%)	680,674	1,541,818	(55.85%)
Noninterest income	2,588,412	1,907,074	35.73%	3,931,447	3,524,391	11.55%
Noninterest expenses	5,715,937	5,289,796	8.06%	10,629,738	9,993,654	6.36%
Income tax expense (benefit)	(124,722)	(495,132)	74.81%	(328,402)	(441,665)	25.64%
Net income (loss)	(164,804)	(697,358)	76.37%	(417,268)	(526,063)	20.68%
Net income (loss) to common stockholders	(301,883)	(834,437)	63.82%	(691,426)	(800,220)	13.60%

Per Share
Diluted net income (loss) per common share	(0.12)	(0.32)	63.86%	(0.27)	(0.31)	13.70%
Dividends declared per common share	-	-	0.00%	-	-	0.00%
Book value per common share	9.08	9.30	(2.35%)	9.08	9.30	(2.35%)
Common stock closing price	5.35	3.63	47.38%	5.35	3.63	47.38%

At June 30
Short term investments	16,928,476	5,035,630	236.17%	16,928,476	5,035,630	236.17%
Investment securities (b)	28,744,819	34,147,874	(15.82%)	28,744,819	34,147,874	(15.82%)
Loans held for sale	38,349,944	36,448,670	5.22%	38,349,944	36,448,670	5.22%
Loans (net of unearned income) (a)	254,446,807	276,600,079	(8.01%)	254,446,807	276,600,079	(8.01%)
Earning assets	339,443,246	355,201,953	(4.44%)	339,443,246	355,201,953	(4.44%)
Total assets	359,640,899	376,397,504	(4.45%)	359,640,899	376,397,504	(4.45%)
Total deposits	319,370,466	306,907,051	4.06%	319,370,466	306,907,051	4.06%
Shareholders' equity	32,482,677	32,917,008	(1.32%)	32,482,677	32,917,008	(1.32%)

Common shares outstanding	2,579,388	2,576,388		2,579,388	2,576,388

Average Balances
Short term investments	28,834,186	5,246,806	449.56%	25,930,432	5,231,966	395.62%
Investment securities (b)	29,672,436	35,526,995	(16.48%)	30,706,557	36,191,883	(15.16%)
Loans held for sale	29,491,250	27,359,550	7.79%	27,032,738	25,378,727	6.52%
Loans (net of unearned income) (a)	252,527,437	283,110,836	(10.80%)	257,439,830	283,689,420	(9.25%)
Earning assets	341,952,591	354,390,427	(3.51%)	342,878,848	353,795,741	(3.09%)
Total assets	362,971,201	374,169,296	(2.99%)	363,764,273	373,798,968	(2.68%)
Total deposits	323,033,750	307,441,900	5.07%	319,994,716	307,581,668	4.04%
Shareholders' equity	32,369,667	33,814,820	(4.27%)	32,379,122	33,586,950	(3.60%)

Earnings Ratios
Return on average total assets	(0.18%)	(0.75%)		(0.23%)	(0.28%)
Return on average shareholders' equity	(2.05%)	(8.27%)		(2.59%)	(3.16%)
Net interest margin	3.85%	4.09%		3.89%	4.01%

Credit Ratios
Nonperforming assets as percent of period end loans and foreclosed real estate (a)(c)	2.58%	3.52%		2.58%	3.52%
Allowance to total loans (a)	1.86%	1.75%		1.86%	1.75%
Net loan losses to average loans (a)(d)	0.30%	0.43%		0.32%	0.42%

Capital Ratios (period end)
Shareholders' equity to total assets	9.03%	8.75%		9.03%	8.75%
Leverage capital	9.59%	9.47%		9.59%	9.47%
Tier 1 risk-based capital	10.91%	10.18%		10.91%	10.18%
Total risk-based capital	12.19%	11.44%		12.19%	11.44%

(a) Excludes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate
(d) Ratio is not annualized